Exhibit 99.1

MIMEDX Appoints Ricci S. Whitlow as Chief Operating Officer

MIMEDX bolsters management team with 30+ year MedTech veteran with extensive operational leadership

MARIETTA, Ga., January 3, 2023 — MiMedx Group, Inc. (Nasdaq: MDXG) (“MIMEDX” or the “Company”), a pioneer and leader in placental biologics, today announced that it has appointed Ricci S. Whitlow as Chief Operating Officer, a role that will lead the efforts of the Company’s manufacturing, supply chain, procurement, quality, and regulatory functions. Ms. Whitlow joins MIMEDX from Catalent, where she most recently served as President, Clinical Supply Services.

“We are happy to begin 2023 with the addition of Ricci Whitlow to the MIMEDX leadership team,” stated Todd Newton, MIMEDX interim Chief Executive Officer. “The future of placental-based biomaterial products and innovation will increasingly migrate from the current Human Cells, Tissues and Cellular and Tissue-Based Products (HCT/P’s) regulatory landscape to either the device or biologics regulatory pathways. We also see greater operational complexity in the future as requirements migrate from Good Tissue Practices (GTPs) to current Good Manufacturing Practices (cGMPs). As our growth goals depend on our ability to manage these changes, we identified the need for a talented and capable operational leader with a unique span of scientific, technology, process and people-leadership expertise. We believe Ricci is this leader.”

“I am excited to be joining the MIMEDX team during this important period in the Company’s history,” stated Ms. Whitlow. “With MIMEDX’s portfolio of best-in-class products and its rich product pipeline, the opportunity for our products to help a variety of patients in a variety of ways is truly remarkable. MIMEDX’s lifeblood begins with precious birth tissue and combines with decades of expertise and knowhow to make products that clinicians and a growing number of patients rely upon. I look forward to working with my colleagues here to grow our operations and tackle the large and growing market opportunities we have in front of us, both today and in the future.”

“This role is absolutely critical to our long-term success,” continued Mr. Newton. “I look forward to working with Ricci to continue to bring products to market and fulfill our mission of leveraging our placental biologics technology to help address large and growing unmet needs in medicine.”

Prior to her role at Catalent, Ms. Whitlow’s extensive career has included leadership roles at a number of MedTech companies, including Optinose, LifeCell, Kinetic Concepts and Johnson & Johnson. Ms. Whitlow received her B.S. in Industrial Engineering from Texas A&M University and her M.B.A. from the NYU/LSE/HEC TRIUM program.

About MIMEDX

MIMEDX is a pioneer and leader in placental biologics, developing and distributing placental tissue allografts to help address unmet clinical needs in multiple sectors of healthcare, including the Advanced Wound Care market as well as in surgical recovery settings. MIMEDX is also focused on advancing a promising late-stage pipeline opportunity targeted at decreasing pain and improving function for patients with knee osteoarthritis. Our products are derived from human placental tissues and processed using our proprietary methods, including the Company’s own PURION® process. We employ Current Good Tissue Practices, Current Good Manufacturing Practices, and terminal sterilization to produce our allografts. MIMEDX has supplied over two million allografts, through both direct and consignment shipments. For additional information, please visit www.mimedx.com.

Contact:

Matt Notarianni

Investor Relations

470-304-7291

mnotarianni@mimedx.com